----------------------------
                                                            OMB APPROVAL
                                                    ----------------------------
                                                     OMB Number:       3235-0362
                                                     Expires:   January 31, 2005
                                                     Estimated average burden
                                                     hours per response......1.0
                                                    ----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Blake                           Kenneth                E.
--------------------------------------------------------------------------------
    (Last)                          (First)             (Middle)

    7900 Glades Road, Suite 500
--------------------------------------------------------------------------------
                                    (Street)

    Boca Raton                        FL                  33434
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)



________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Artesyn Technologies, Inc. (ATSN)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     December 31, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [X]  Other (specify below)

     Pres. - Marketing & New Product Development
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                   2A.                           (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
1.             2.                  Deemed           3.           ------------------------------- of Issuer's    (D) or    Indirect
Title of       Transaction         Execution        Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Security       Date                Date, if any     Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)     (mm/dd/yy)          (mm/dd/yy)       (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     5,922(1)       D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
(1) Purchased 586 shares of Common Stock under the Company's  401(k) Plan. In the past, the Reporting Person reported 401k purchases as a separate line item.  Pursuant to the instructions,  Reporting Person will report these purchases as an adjustment to beneficial ownership.
====================================================================================================================================

                                                                          (Over)

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
               2.                                                                                          Deriv-    of
               Conver-                            5.                             7.                        ative     Deriv-   11.
               sion                               Number of                      Title and Amount          Secur-    ative    Nature
               or                3A               Derivative    6.               of Underlying     8.      ities     Secur-   of
               Exer-             Deem-            Securities    Date             Securities        Price   Bene-     ity:     In-
               cise     3.       ed Exe-          Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially  Direct   direct
               Price    Trans-   cution  4.       or Disposed   Expiration Date  ----------------  Deriv-  Owned     (D) or   Bene-
1.             of       action   Date,   Trans-   of(D)         (Month/Day/Year)         Amount    ative   at End    In-      ficial
Title of       Deriv-   Date     if any  action   (Instr. 3,    ----------------         or        Secur-  of        direct   Owner-
Derivative     ative    (Month/  (Month/ Code     4 and 5)      Date     Expira-         Number    ity     Year      (I)      ship
Security       Secur-   Day/     Day/    (Instr.  ------------  Exer-    tion            of        (Instr. (Instr.   (Instr.  (Instr
(Instr. 3)     ity      Year)    Year)   8)       (A)   (D)     cisable  Date    Title   Shares    5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $2.6500  08/08/02          A       40,000        *        08/08/07 Common   40,000             40,000  D
Stock Option                                                                      Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $5.3700                                                   10/16/06 Common   20,000             20,000  D
Stock Option                                                                      Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $9.1875                                                   04/04/06 Common   20,000             20,000  D
Stock Option                                                                      Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $32.8750                                                  07/28/05 Common   40,000             40,000  D
Stock Option                                                                      Stock
(right to buy)
====================================================================================================================================
Explanation of Responses:

*50% vest after the second anniversary of the date of grant and an additional 50% vest after the third anniversary, subject to price performance of the Issuer's common stock; 100% will vest 58 months from the date of grant regardless of the performance of the stock price.
--------------------------------------------------------------------------------------------------------


  /s/ Giselle Hurwitz                                        January 15, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
  By:  Giselle Hurwitz
  For: Kenneth E. Blake

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.